UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2013

PULTEGROUP, INC.
(Exact name of registrant as specified in its Charter)

Michigan	1-9804	38-2766606
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (248) 647-2750

____________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

_     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

_    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

_    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

_    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
On May 31, 2013, PulteGroup, Inc. (the "Company") issued a press release announcing the Company's plan to relocate its corporate offices to Atlanta, Georgia, from its current location in Bloomfield Hills, Michigan, in 2014. The decision to relocate reflects long-term growth trends for the Company and the homebuilding industry and is intended to bring the Company's corporate offices closer to the Company's customers and a larger portion of its investment portfolio. The relocation of operations will occur in phases over time but is expected to be substantially complete no later than early 2015.

The Company expects to incur the following approximate costs in connection with the relocation, the substantial majority of which represent future cash expenditures:

Employee severance, retention, and relocation costs	$17 million to $22 million
Asset impairments	$0.5 million to $1 million
Lease termination and other exit costs	$27 million to $32 million

The Company expects to record charges of approximately $10 million to $15 million in 2013 related to the relocation with the remaining costs to be recognized primarily in 2014 and early 2015.

The Company will also incur costs at the new location related to the recruitment and onboarding of new employees and certain redundant operating costs. The amount of such costs is not expected to be material.

Item 9.01 Financial Statements and Exhibits.
99.1 Press release dated May 31, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULTEGROUP, INC.

Date:	June 5, 2013	By:	/s/ Steven M. Cook
			Name:	Steven M. Cook
			Title:	Senior Vice President,
General Counsel
and Secretary

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